Exhibit 99.1

                Ultralife Batteries Reports Third Quarter Results


    NEWARK, N.Y.--(BUSINESS WIRE)--Nov. 3, 2005--Ultralife Batteries, Inc. (NASDAQ: ULBI) reported results for the third quarter ended October 1, 2005. Revenues for the quarter were $15.7 million compared to $24.4 million for the same period last year. Operating loss for the quarter was $1.5 million compared with operating income of $1.5 million for the same period last year.
    The third quarter revenue reflects lower shipments of BA-5390 batteries to the U.S. military, as anticipated. Gross margins for the quarter were 15% compared to 20% in the same quarter last year, reflecting lower production volumes. Operating expenses were $3.9 million compared with $3.3 million last year, reflecting an increased commitment to new product development and higher administrative costs. Income taxes in the third quarter of 2005 amounted to a benefit of $0.4 million. The net loss for the third quarter of 2005 was $1.3 million, or $0.09 per share, compared with net income of $1.4 million, or $0.09 per diluted share, for the same period a year ago.
    For the nine-month period ended October 1, 2005, revenues totaled $52.7 million compared with $79.8 million reported for the same period last year, resulting mainly from lower shipments of BA-5390 batteries to the U.S. military, and offset in part by higher commercial revenues and other military-related sales. The company reported an operating loss of $3.0 million for the first nine months of 2005 compared to operating income of $8.5 million last year, reflecting the revenue decline and higher operating expenses. The net loss for the first nine months of 2005 was $4.3 million, or $0.30 per share, compared to net income of $4.3 million, or $0.28 per diluted share, for 2004.
    "Ultralife's third quarter results were essentially consistent with our latest guidance, which assumed no order activity from the U.S. military for BA-5390 batteries," said John D. Kavazanjian, president and chief executive officer. "As anticipated, we did finish all testing on the new version of the BA-5390 with the state-of-charge indicator in September and the qualification process is in the final approval stage. Longer term, the U.S. military has issued new guidelines requiring a state-of-charge indicator in all new contracts for multi-cell batteries, a development which bolsters our conviction that our competitive advantages create a strong opportunity for us to continue gaining share in the military market.
    "In addition, during the third quarter we continued to advance our commercial business as we started shipping to new search and rescue customers, maintained strong activity in medical applications, and began production under our new automotive telematics backup battery contract for shipments starting in the fourth quarter."
    Kavazanjian concluded, "Recognizing the ongoing uncertain timing and quantity of BA-5390 orders, we took steps in the third quarter to reduce overhead costs by up to $1 million on a quarterly basis. We expect these actions, including the implementation of tightened spending controls and greater expense scrutiny, will reduce our breakeven cost infrastructure to $18 million in quarterly revenues, assuming a steady rate of production. With this cost structure, we still have the manufacturing flexibility necessary to ramp up quickly in response to a resumption in BA-5390 orders."

    Outlook

    Management expects fourth quarter revenues to be in the range of $19 million, consistent with the most recent guidance for the company's second half revenues of approximately $35 million, assuming no BA-5390 order activity from the U.S. military. Sales to commercial customers, particularly in the automotive telematics market, are expected to grow from the third quarter, as are sales of other battery products direct to the military and military battery assemblers. In an effort to further trim current inventory levels, production rates are projected to remain temporarily lower throughout the fourth quarter. This will likely result in under-absorbed manufacturing overheads and, as a result, management is projecting an operating loss in the range of $0.5 million for the fourth quarter.

    About Ultralife Batteries, Inc.

    Ultralife is a global provider of power solutions for diverse applications. The company develops, manufactures and markets a wide range of non-rechargeable and rechargeable batteries, charging systems and accessories for use in military, industrial and consumer portable electronic products. Through its range of standard products and engineered solutions, Ultralife is able to provide the next generation of power systems. Industrial, retail and government customers include General Dynamics, Philips Medical Systems, General Motors, Energizer, Kidde Safety, Lowe's, Radio Shack and the national defense agencies of the United States, United Kingdom and Germany, among others.

    Ultralife's headquarters, principal manufacturing and research facilities are in Newark, New York, near Rochester. Ultralife (UK) Ltd., a second manufacturing facility, is located in Abingdon, England. Both facilities are ISO-9001 certified. Detailed information about Ultralife is available at the Company's web site, www.ultralifebatteries.com.

    This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include: worsening global economic conditions, increased competitive environment and pricing pressures, disruptions related to restructuring actions and delays. Further information on these factors and other factors that could affect Ultralife's financial results is included in Ultralife's Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.

    Conference Call Information

    Investors are invited to listen to a live webcast of the conference call at 10:00 a.m. ET on November 3, 2005 at http://investor.ultralifebatteries.com. To listen to the live call, please go to the web site at least fifteen minutes early to download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay of the webcast will be available shortly after the call at the same location for 90 days. Investors may also listen to a telephone replay of the conference call by dialing 888-203-1112, Reservation #4404901, during the period starting at 1:00 p.m. ET November 3 and ending at 1:00 p.m. ET November 10, 2005.

    Ultralife(R) is a registered trademark of Ultralife Batteries, Inc.


                      ULTRALIFE BATTERIES, INC.
                 CONSOLIDATED STATEMENTS OF OPERATIONS
               (In Thousands, Except Per Share Amounts)
                             (Unaudited)
---------------------------------------------------------------------

                               Three-Month Periods Nine-Month Periods
                                      Ended               Ended

                                October  September October  September
                                1, 2005   25, 2004  1, 2005  25, 2004
                               --------- --------- -------- ----------

Revenues:
  Non-rechargeable products    $ 12,805  $ 21,343  $43,305  $  72,986
  Rechargeable products           2,286     2,588    7,676      5,653
  Technology contracts              601       462    1,677      1,181
                               --------- --------- -------- ----------
Total revenues                   15,692    24,393   52,658     79,820

Cost of products sold:
  Non-rechargeable products      10,994    16,570   35,845     54,391
  Rechargeable products           1,830     2,608    6,730      6,240
  Technology contracts              508       339    1,495        933
                               --------- --------- -------- ----------
Total cost of products sold      13,332    19,517   44,070     61,564
                               --------- --------- -------- ----------

Gross margin                      2,360     4,876    8,588     18,256

Operating expenses:
  Research and development          969       692    2,874      1,755
  Selling, general, and
   administrative                 2,902     2,653    8,745      7,982
                               --------- --------- -------- ----------
Total operating expenses          3,871     3,345   11,619      9,737
                               --------- --------- -------- ----------

Operating (loss)/income          (1,511)    1,531   (3,031)     8,519

Other income (expense):
  Interest income                    44        20      162         67
  Interest expense                 (220)     (174)    (593)      (409)
  Write-off of UTI investment
   and note receivable                -         -        -     (3,951)
  Miscellaneous                      (9)      (61)    (203)        32
                               --------- --------- -------- ----------
(Loss)/income before income
 taxes                           (1,696)    1,316   (3,665)     4,258
                               --------- --------- -------- ----------

Income tax provision/(benefit)-
 current                              5      (101)       3        (22)
Income tax (benefit)/provision-
 deferred                          (385)        -      637          -
                               --------- --------- -------- ----------
  Total income taxes               (380)     (101)     640        (22)
                               --------- --------- -------- ----------

Net (loss)/income              $ (1,316) $  1,417  $(4,305) $   4,280
                               ========= ========= ======== ==========


(Loss)/earnings per share -
 basic                         $  (0.09) $   0.10  $ (0.30) $    0.31
                               ========= ========= ======== ==========
(Loss)/earnings per share -
 diluted                       $  (0.09) $   0.09  $ (0.30) $    0.28
                               ========= ========= ======== ==========


Weighted average shares
 outstanding - basic             14,642    14,238   14,497     14,026
                               ========= ========= ======== ==========
Weighted average shares
 outstanding - diluted           14,642    15,121   14,497     15,104
                               ========= ========= ======== ==========


                      ULTRALIFE BATTERIES, INC.
                      CONSOLIDATED BALANCE SHEETS
               (In Thousands, Except Per Share Amounts)
                             (unaudited)
----------------------------------------------------------------------

                                               October 1, December 31,
                    ASSETS                          2005         2004
                                              ----------- ------------

Current assets:
   Cash and investments                       $    3,006  $    11,529
   Trade accounts receivable, net                 10,897        8,585
   Inventories                                    19,679       13,938
   Prepaid expenses and other current assets       4,545        6,131
                                              ----------- ------------
     Total current assets                         38,127       40,183

Property and equipment                            20,729       20,202

Other assets                                      21,906       20,749
                                              ----------- ------------

   Total Assets                               $   80,762  $    81,134
                                              =========== ============

     LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
   Short-term debt and current portion of
    long-term debt                            $    8,094  $     2,390
   Accounts payable                                5,993        3,545
   Other current liabilities                       4,353        3,603
                                              ----------- ------------
      Total current liabilities                   18,440        9,538
                                              ----------- ------------

Long-term liabilities:
    Long-term debt and capital lease
     obligations                                      48        7,215
    Other long-term liabilities                      349          756
                                              ----------- ------------
      Total long-term liabilities                    397        7,971
                                              ----------- ------------

Shareholders' equity:
   Common stock, par value $0.10 per share         1,544        1,502
   Capital in excess of par value                130,192      127,299
   Accumulated other comprehensive income           (935)        (605)
   Accumulated deficit                           (66,498)     (62,193)
                                              ----------- ------------
                                                  64,303       66,003
   Less --Treasury stock, at cost                  2,378        2,378
                                              ----------- ------------
       Total shareholders' equity                 61,925       63,625
                                              ----------- ------------

Total Liabilities and Shareholders' Equity    $   80,762  $    81,134
                                              =========== ============




    CONTACT: Ultralife Batteries, Inc.
             Robert W. Fishback, 315-332-7100
             bfishback@ulbi.com
             or
             Investor Relations:
             Lippert/Heilshorn & Associates, Inc.
             Jody Burfening, 212-838-3777
             jburfening@lhai.com
             or
             Media:
             Lippert/Heilshorn & Associates, Inc.
             Chenoa Taitt, 212-201-6635
             ctaitt@lhai.com